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                                                                    EXHIBIT 23.1

                                    CONSENT


    We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (File No. 333-10961) on Form S-3 and related Prospectus of Apple Computer, Inc. for the registration of $568,575,000 principal amount of its 6% Convertible Subordinated Notes due June 1, 2001 and 19,468,412 shares of its common stock and to the incorporation by reference therein of our report dated October 16, 1995, with respect to the consolidated financial statements and schedule of Apple Computer, Inc. included in its Annual Report (Form 10-K) for the year ended September 29, 1995, filed with the Securities and Exchange Commission.


                                          Ernst & Young LLP


San Jose, California
October 25, 1996